Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment 3 to Form 1A Regulation A offering statement of Hightimes Holding Corp. our report dated November 6, 2017, on our audits of the consolidated financial statements of Hightimes Holding Corp (Formerly Trans-High Corporation) for the years ended December 31, 2016 and 2015 and the reference to us under the caption “Financial Statements”.

Our report on Hightimes Holding Corp. (Formerly Trans-High Corporation) contains an explanatory paragraph regarding the ability of Hightimes Holding Corp. (Formerly Trans-High Corporation) to continue as a going concern.

Very truly yours,

/s/ RBSM LLP
New York, New York
February 12, 2018

RBSM, LLP – 101 Larkspur Landing Circle, Suite 321 Larkspur, CA 94939

Other Offices: New York City, NY, Washington DC, Las Vegas, NV, San Francisco, CA, Athens, GRE, Beijing, CHN, Mumbai and Pune, IND

Member of ANTEA with affiliated offices worldwide